Staysail Series Trust 485BPOS

Exhibit 99.(i)

October 28, 2026

The Staysail Series Trust

c/o The Nottingham Company, LLC

116 S. Franklin Street

P.O. Box 4365

Rocky Mount, NC 27803-4365

Re: The Staysail Series Trust, File Nos. 333-171279 and 811-22507

Dear Sir/Madam:

This letter is in response to your request for our opinion in connection with the filing of Post Effective 485(b) Amendment No. 50 to the Registration Statement File No. 333-171279 and File No. 811-22507 (the “Registration Statement”) of the Staysail Series Trust (the “Trust”), filed for the purpose of the initial registration statement for the Brandywine ETFs.

We have examined a copy of the Second Amended and Restated Agreement and Declaration of Trust, the Trust’s's By-Laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Registration Statement is effective for purposes of applicable federal and state securities laws, all shares of each series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Trust, will be validly issued, fully paid and non-assessable. The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post Effective Amendment No. 41 to the Registration Statement, and consent to all references to us in the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.

Very truly yours,

/s/Squire Ptton Boggs (US), LLP
Squire Patton Boggs (US), LLP